Exhibit 10.22

At the Annual General Meeting of shareholders held on September 24, 2008, Shire made this service agreement available for review.

Dated 2 July 2008

(1)    SHIRE LIMITED

- and -

(2)    MR ANGUS RUSSELL

SERVICE AGREEMENT

THIS AGREEMENT is made the 2 day of July 2008

BETWEEN:

(1)	SHIRE LIMITED (registered number 99854) a company incorporated in and under the laws of Jersey and having its registered office at 22 Grenville Street, St Helier, Jersey JE4 8PX (the "Company"); and

(2)	MR ANGUS RUSSELL of 22 Grenville Street, St Helier, Jersey JE4 8PX (the "Executive").

WHEREBY it is agreed that the Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer on the following terms and subject to the following conditions.

1.	Commencement and Term

1.1	The Executive's continuous employment with the Company commenced on 13 December 1999.

1.2
The employment of the Executive shall (subject to the provisions of Clause 15) be terminable by either the Company or the Executive giving to the other 12 (twelve) months' notice in writing commencing at any time.

1.3.1
The Company may at its absolute discretion elect at any time to terminate the employment of the Executive with immediate effect by paying to the Executive (less deductions as appropriate) salary in lieu of notice and a sum (which shall be calculated by multiplying the Relevant Amount by the number of months' notice which the Executive was entitled to receive at the date of such termination) in compensation for the immediate loss by the Executive of his other benefits hereunder.

1.3.2	In the event that the Company terminates the employment of the Executive pursuant to Clause 1.3.1 at any time, the Relevant Amount shall be the aggregate of:

(a)
an amount, to be decided at the absolute discretion of the Remuneration Committee, which may be up to the target annual bonus under the Executive Annual Incentive Plan (EAIP) to which, had he served his notice, the Executive would have been entitled pursuant to Clause 4 based on 100% achievement of group and personal objectives for the bonus year in which his employment terminates (based on the Executive's salary at the date on which his employment terminates), divided by 12 (twelve); and

(b)	(i)	30% of the Executive's basic salary (taken at the date of termination of this Agreement) in lieu of Company contributions to the Executive's pension scheme pursuant to Clause 6 of this Agreement, and

(ii)	an amount equal to the actual cost to the Company of providing the benefits due for the period of notice to the Executive pursuant to Clauses 7 and 8 of this Agreement,

in each case divided by 12 (twelve).

1.3.3
On the termination of the Executive's employment under this Clause 1, the Executive's rights to receive shares or exercise rights in relation to (or calculated by reference to) shares under any relevant bonus or incentive scheme will be determined in accordance with the rules of the relevant scheme.

2.	Obligations during Employment

The Executive shall during the continuance of his employment:

(a)	serve the Company to the best of his ability in the capacity of Chief Executive Officer;

(b)
faithfully and diligently perform such duties and exercise such powers consistent with them as the Board may from time to time properly assign to or confer upon him in such capacity or otherwise in connection with the business of the Company or any Associated Company;

(c)	perform and exercise the said duties and powers on behalf of any Associated Company and act as a director or other officer of any Associated Company;

(d)	do all in his power to protect, promote, develop and extend the business interests and reputation of the Group;

(e)	at all times and in all respects conform to and comply with the lawful and reasonable directions of the Board;

(f)
upon receiving reasonable notice promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may require in connection with the business and affairs of the Company and any Associated Company for which he is required to perform duties;

(g)
unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Board devote the whole of his time, attention and abilities during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the Company and any Associated Company for which he is required to perform duties (save that the Executive may, with the prior written consent of the Board, become a non-executive director of other companies);

(h)
work at such place of business of the Company or any Associated Company as the Company may reasonably require for the proper performance and exercise of his duties and powers and the Executive may be required to travel on the business of the Company and any Associated Company for which he is required to perform duties; and

(i)	comply with the Company's Code of Ethics Policy.

3.	Further Obligations of the Executive

3.1
During the continuance of his employment the Executive shall devote his whole time and attention to his duties under this Agreement and shall not directly or indirectly carry on or be engaged, concerned or interested in any other business, trade or occupation otherwise than as a holder directly or through nominees (including for the purposes hereof through any trust whether established by the Executive or otherwise and whether discretionary or otherwise of which the Executive is a beneficiary) of not more than 3% in aggregate of any class of shares, debentures or other securities in issue from time to time of any company (or, if different, amounting to no more than 3% in terms of the economic value of all such shares and securities (whether by way of dividend or upon any return in capital) and/or voting or other rights attaching thereto in respect of any matters) which are for the time being quoted or dealt with on any recognised investment exchange (as defined by section 285(1)(a) of the Financial Services and Markets Act 2000) provided that nothing in this Clause 3.1 shall prevent the Executive from continuing to hold his current portfolio of investments in securities.

3.2
During the continuance of his employment the Executive shall in relation to any dealings in securities comply with all laws affecting dealings in the securities of such companies and all regulations of any relevant stock exchanges on which such dealings take place.

3.3	During the continuance of his employment the Executive:

(a)
shall not directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit from any third party in respect of any business transacted or proposed to be transacted (excluding air miles or similar vouchers from other such schemes) (whether or not by him) by or on behalf of the Company or any Associated Company ("Gratuities");

(b)	shall observe the terms of any policy issued by the Company in relation to Gratuities; and

(c)	shall immediately disclose and account to the Company for any Gratuities received by him (or by any other person on his behalf or at his instruction).

4.	Remuneration

4.1
The Company shall pay to the Executive with effect from 1 June 2008 a basic salary (which shall accrue from day to day) at the rate of £602,000 per year inclusive of any directors' fees payable to the Executive under the articles of association of the Company or any Associated Company (and any such fees as the Executive shall receive he shall pay to the Company). Such basic salary shall be inclusive of an annual amount payable in respect of Board duties performed by the Executive in the Republic of Ireland ("the Irish Board Fee"). The Irish Board Fee shall be £65,000 or such greater amount as is payable to the senior non-executive director of the Company (other than the Chairman) in respect of his or her duties as a director of the Company. The salary shall be payable by equal monthly instalments in arrears on the last day of each calendar month and shall be subject to review by the Remuneration Committee not less than annually with effect from 1 January in each year.

4.2
Subject as stated below the Executive shall be entitled to receive a bonus in accordance with the rules and terms of the Company's EAIP scheme (or such other bonus scheme as the Company may implement from time to time). The amount of any bonus shall be at the discretion of the Remuneration Committee. The target annual bonus under the EAIP shall be a cash target of sixty-five per cent (65%) and a share target of twenty per cent (20%) of the Executive's basic annual salary from time to time paid under Clause 4.1. The maximum annual bonus under the EAIP shall be a cash bonus of one hundred fifteen per cent (115%) and a maximum share bonus of sixty-five per cent (65%) of the Executive's basic annual salary under Clause 4.1. Any bonus payment shall be subject to deductions as appropriate. The Company reserves the right to change any bonus terms from year to year.

4.3
In the event that the Executive's employment hereunder terminates during any bonus year he shall be entitled to receive a proportion of the bonus he would have received had his employment not been terminated and the Remuneration Committee shall use its best endeavours but at its sole discretion to determine the estimation of such bonus. Such proportion shall be calculated as the fraction derived from dividing the period during which the Executive was employed hereunder during the relevant bonus year by the period of the bonus year.

5.	Incentive Schemes

If the Executive is at any time granted options or awards pursuant to a share incentive scheme of the Company, those options or awards shall be subject to the rules of that scheme as in force from time to time which rules shall not form part of the Executive's service agreement. In particular, if the Executive's employment should terminate for any reason (including as a result of a repudiatory breach of contract by the Company) he will not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any such scheme which he may have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

6.	Pension Scheme

6.1
The Executive shall be entitled to a pension contribution in respect of his basic salary (but excluding the Irish Board Fee). The Company shall contribute to such pension scheme as the Executive shall specify an amount equal to such proportion of his basic salary (excluding the Irish Board Fee) as would give rise to a contribution equal to thirty per cent (30%) of the Executive's basic salary under clause 4.1.from time to time. Such contributions shall be made monthly at the date when salary is paid Isn't hereunder redundant here?. Such contributions shall be in addition to the Executive's basic salary.

6.2	No contracting-out certificate is in force in respect of the employment of the Executive.

7.	Insurances

Subject to his complying with and satisfying any applicable requirements of the relevant insurers the Company shall during the continuance of his employment:

(a)
provide for the Executive and his partner or spouse and children under the age of 18 years membership of an appropriate private patient medical plan (to include cover for dental treatment) with such reputable medical expenses insurance scheme as the Company shall decide from time to time. The Executive shall be entitled to remain a member of such plan in accordance with and subject to its rules from time to time. The Executive shall also be allowed to participate in an annual Executive Physical program, subject to a maximum annual reimbursement of £1,500;

(b)
provide the Executive with life assurance cover which in the event of his death during the continuance of his employment may pay to his chosen dependants (subject only to the discretion of the trustees of the appropriate scheme) a lump sum equal to a minimum of 4 (four) times his then annual rate of salary. If such lump sum is more than the permitted maximum, such surplus will be made available (subject to the discretion of the trustees aforesaid) for the purchase of an annuity for the Executive's dependants subject as necessary to a medical examination. The Executive will co operate with the Company in any way reasonably necessary in order for the Company to comply with its obligations thereunder including, without prejudice to the generality hereof, by submitting himself for such medical examination as may be required of him in connection therewith from time to time;

(c)
provide for the Executive membership at the cost of the Company of any permanent health care scheme and prolonged disability scheme operated by the Group for the benefit of executives. The Executive shall be entitled to remain a member of such scheme in accordance with and subject to its rules from time to time; and

(d)
provide Directors' and Officers' insurance cover for the benefit of the Executive under the same policy as will be provided for the other directors such cover to continue to cover the Executive in respect of acts or omissions committed during his employment hereunder whether claims are made during or within the period of 7 (seven) years after the termination of the employment hereunder.

8.	Other Benefits

The Company shall provide the Executive with the sum of £18,000 per annum (payable in 12 (twelve) monthly instalments on the date the Executive's salary is paid less any deductions the Company is required to make by law) to enable the Executive to purchase, maintain, comprehensively insure and tax a car for his use during the continuance of his employment, together with reimbursement of all business and reasonable private petrol.

9.	Expenses

9.1	The Company shall during the continuance of his employment reimburse the Executive in accordance with the Company's travel and expenses policy as amended from time to time.

9.2
The Company shall, under its Executive Financial Services Reimbursement Programme, provide the Executive with the sum of £5,000 per annum (less any deductions the Company is required to make by law) towards the cost of legal expenses and financial planning services.

10.	Holidays

10.1
The Executive shall (in addition to the usual public and bank holidays) be entitled during the continuance of his employment to 30 (thirty) working days' paid holiday in each holiday year, or such greater number in accordance with the Company's policy from time to time to be taken at a time or times as shall be convenient to the Company.

10.2
The Executive shall be entitled to carry forward to the following year up to 5 days' untaken annual holiday entitlement in each holiday year. The carry forward of any additional holiday entitlement not taken by him for any reason from one holiday year to the next shall require the prior written consent of the Board (such consent not to be unreasonably withheld).

10.3
Upon the termination of his employment the Executive's entitlement to accrued holiday pay (which accrues at the rate of 2.5 days per month) shall be calculated on a pro rata basis in respect of each completed month of service in the holiday year in which his employment terminates and the appropriate amount shall be paid to the Executive in addition to payment in lieu for any holidays not taken in previous holiday years provided that if the Executive shall have taken more days holiday than his accrued entitlement the Company is hereby authorised to make an appropriate deduction from the Executive's final salary payment.

11.	Incapacity

11.1
Subject to his complying with the Company's procedures relating to the notification and certification of periods of absence from work as from time to time in force the Executive shall continue to be paid his salary (inclusive of any statutory sick pay or social security benefits to which he may be entitled) during any periods of absence from work due to sickness, injury or other incapacity incapacitating the Executive from attending to his duties up to a maximum of 26 (twenty-six) weeks in aggregate in any period of 52 (fifty-two) consecutive weeks.

11.2
If the Executive shall have been absent from work due to sickness, injury or other incapacity for a continuous period of 26 (twenty-six) weeks or more then he shall receive such benefits (if any) as are available to him under the terms of the Company's permanent health insurance scheme or such greater sum (if any) as the Board may in its absolute discretion decide.

11.3
If any incapacity of the Executive shall be or appear to be caused by any alleged action or wrong of a third party and the Executive shall decide to claim damages in respect thereof, then the Executive shall use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or will be paid to him by the Company under Clause 11.1, and shall account to the Company for any such damages recovered (in an amount not exceeding the actual salary paid or payable to him by the Company under Clause 11.1 in respect of the said period) less any costs borne by him in achieving such recovery.

The Executive shall keep the Company informed of the commencement, progress and outcome of any such claim.

12.	Intellectual Property

12.1	For the purposes of this Clause 12 the term "IPRs" means any and all patents, trade and service marks, unregistered design rights, registered design rights, trade and business names, copyrights (including copyright in software), database rights, topography rights and allother intellectual property rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

12.2
If the Executive creates, makes, authors, originates, conceives or writes (either alone or with others) any works, designs, innovations, inventions, improvements, processes, get-ups ortrade marks in the course of his employment with the Company ("Works"):

(a)	the Executive will promptly disclose to the Company full details of any such inventions, processes, improvements or other Works;

(b)
all rights (including, without limitation, all IPRs) in and to such Works shall solely legally and beneficially vest in the Company immediately upon their creation without any payment to the Executive;

(c)
the Executive hereby irrevocably and unconditionally waives, in favour of the Company, its licensees and successors-in-title any and all moral rights conferred on the Executive in relation to the Works (existing or future); and

(d)	the Executive shall not knowingly do anything, or omit to do anything, to imperil the validity of any patent or protection, or any application therefore, relating to any of the Works.

12.3
To the extent such rights and IPRs do not so vest in the Company, the Executive hereby (i) assigns to the Company all future copyright, database rights and unregistered design rights in the Works and (ii) in respect of all other rights and IPRs agrees to assign to the Company all of the Executive's right, title and interest (including without limitation all IPRs) in the Works.

12.4
The Executive hereby irrevocably authorises the Company to be his attorney, and to make use of his name and to sign and execute any documents and/or perform any act on his behalf, for the purpose of giving to the Company the full benefit of the provisions of this Clause 12 and, where permissible, to obtain patent or other protection in respect of any of the Works in the name of the Company or the Company's nominee.

12.5
The Executive shall from time to time, both during his employment under this Agreement and thereafter, at the request and expense of the Company, promptly do all things and execute all documents necessary or desirable to give effect to the provisions of this Clause 12 Including, without limitation, all things necessary to obtain and/or maintain patent or other protection in respect of any Works in any part of the world and to vest such rights (including, without limitation, all IPRs) in and to the Works in the Company or the Company' s nominee.

12.6
For the avoidance of doubt, the provisions of this Clause 12 shall apply to any rights (including, without limitation, any IPRs) in the Works arising in any jurisdiction, and the provisions of this Clause 12 shall apply in respect of any jurisdiction to the extent permitted by the directives, statutes, regulations and other laws of any such jurisdiction.

13.	Confidentiality

13.1
The Executive shall not (other than in the proper performance of his duties or without the prior written consent of the Board or unless ordered by a court of competent jurisdiction) at any time either during the continuance of his employment hereunder or after its termination disclose or communicate to any person or use for his own benefit or the benefit of any person other than the Company or any Associated Company any confidential information which may come to his knowledge in the course of his employment hereunder concerning the business or finances of any member of the Group or of any of its suppliers, agents, distributors or customers and the Executive shall during the continuance of his employment hereunder use his best endeavours (and following any termination thereof his reasonable endeavours) to prevent the unauthorised publication or misuse of any confidential information provided that such restrictions shall cease to apply to any confidential information which may enter the public domain other than through the default of the Executive but in any event the restrictions in this Clause 13.1 shall remain in full force and effect for so long as the Executive is in a position to utilise such information more readily than persons who have not been employed by the Company or Its Associated Companies.

13.2
All notes and memoranda of any trade secret or confidential information concerning the business of the Company or the Associated Companies or any of its or their suppliers, agents, distributors, customers or others which shall have been acquired, received or made by the Executive during the course of his employment shall be the property of the Company and shall be surrendered by the Executive to someone duly authorised in that behalf at the termination of his employment or at the request of the Board at any time during the course of his employment.

13.3
Without prejudice to the generality of Clause 13.1 the following is, for the avoidance of doubt, a non-exhaustive list of matters which in relation to the Company and the Associated Companies are considered confidential and must be treated as such by the Executive (for the purposes of this Agreement):

(a)	any trade secrets of the Company or any Associated Company;

(b)	any information in respect of which the Company or any Associated Company is bound by an obligation of confidence to any third party;

(c)	customer lists and details of contacts with or requirements of customers; and

(d)	any invention, technical data, know-how, instruction or operations manual or other manufacturing or trade secrets of the Group and/or their clients/customers.

13.4
The Executive shall comply with any reasonable policy produced by the Company concerning the Executive's ability to either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to the business or affairs of the Company or any Associated Company or to any of its or their officers, employees, customers/clients, suppliers, distributors, agents or shareholders or to the development or exploitation of Works or IPRs (as defined in Clauses 12.1 and 12.2). For the purpose of this Clause "media" shall include television (terrestrial, satellite and cable) radio, newspapers and other journalistic publications.

14.	Garden Leave

14.1
The Company may during all or any part of the period of notice as specified in Clause 1.2 of this Agreement (whether given by the Company or by the Executive) place the Executive on garden leave by not providing him with any work and excluding him from any premises of the Company and any Associated Company (and need not give any reason for so doing).

14.2
Such period of garden leave will not constitute a termination of the Executive's employment (and will not prejudice his continuing entitlement to salary and benefits). The Executive will continue to be bound by the provisions of this Agreement and must during any period of garden leave continue at all times to conduct himself with good faith towards the Group and not do anything that is harmful to the Group.

14.3
The Executive may not during any period of garden leave directly or indirectly be employed by or retained by or advise or assist any other person or entity in any capacity either paid or unpaid (except approved non-executive positions).

14.4
The Company may require the Executive to resign from office as a director of the Company or any Associated Company during any period of garden leave and the Executive must resign as soon as reasonably practicable after any such request is made. Notwithstanding any other provision of this Agreement, such resignation shall not terminate the Executive's employment under this Agreement.

14.5
The Executive acknowledges that any demand which may be made in accordance with the terms of Clauses 14.1 to 14.4 above shall not constitute a breach of contract of any kind whatsoever. The Executive will not have any claim against the Company or any Associated Company as a consequence of being required to comply with those clauses.

14.6	The Executive hereby irrevocably appoints the Company to execute any instrument on his behalf to effect his resignation as a director if he fails to resign upon request in accordance with Clause 14.4.

14.7
The Executive shall, during any period of garden leave, remain available upon reasonable prior notice to perform any reasonable duty requested by the Company and shall co-operate generally with the Company to ensure a smooth hand over of his duties.

14.8	The Company may appoint another individual to carry out the Executive's duties during any period that he is on garden leave in accordance with Clause 14.

14.9
At the end of any period of garden leave under Clause 14.1, where this occurs before the end of the notice period under Clause 1.2, the Company shall either pay the Executive a sum equal to his basic salary and the Relevant Amount (calculated in accordance with Clause 1.3) for and in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company may be required by law to make) or require the Executive to return to work for the remainder of the notice period.

15.	Termination of Employment

15.1	The employment of the Executive may be terminated by the Board forthwith without notice or payment in lieu of notice if the Executive:

(a)
commits any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this Agreement having been, in the case of persistent breaches, warned in advance by the Board in writing of the same;

(b)	is guilty of any gross default or gross misconduct in connection with or affecting the business or affairs of the Company or any Associated Company for which he is required to perform duties;

(c)	is guilty of conduct which brings or is likely to bring himself or the Company or any Associated Company into disrepute;

(d)	is convicted of an arrestable criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed);

(e)	is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to section 252 of the Insolvency Act 1986;

(f)	becomes of unsound mind or becomes a patient under the Mental Health Act 1983;

(g)	is or becomes prohibited by law from being a director; or

(h)	voluntarily resigns as a director of the Company otherwise than at the request of the Board.

15.2	Upon the termination of his employment (for whatever reason and howsoever arising) the Executive:

(a)
shall not take away, conceal or destroy but shall immediately deliver up to the Company all documents (which expression shall include but without limitation notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) relating to the business or affairs of the Company or any Associated Company or any of their clients/customers, shareholders, employees, officers, suppliers, distributors and agents (and the Executive shall not be entitled to retain any copies or reproductions of any such documents) together with any other property belonging to the Company or any Associated Company (including his car and its keys) which may then be in his possession or under his control;

(b)
shall, at the request of the Board and without prejudice to any rights of the Executive arising as a result of the loss of his employment hereunder, immediately resign without claim for compensation from office as a director of the Company and any Associated Company and from any other office held by him in the Company or any Associated Company (but without prejudice to any claim he may have for damages for breach of this Agreement) and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board and/or to each such Associated Company;

(c)
shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Associated Company nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Associated Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements);

(d)
shall not at any time thereafter use the name "Shire" or any name capable of confusion therewith (whether by using such names as part of a corporate name or otherwise) (save for the making of factual statements (subject always to the provisions of Clause 13) describing his employment with the Company for the purposes of obtaining an alternative remunerated position as defined at Clause 15.4(vii)); and

(e)
shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any wages (as defined by section 27 of the Employment Rights Act 1996) of the Executive a sum equal to any such debts or loans.

15.3
If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions which taken as a whole are not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of such termination.

15.4	(i)
Notwithstanding the provisions of Clauses 1.2, 1.3 and 15.1 of this Agreement, the Company may instead, at its sole discretion, terminate the Executive's employment by giving written notice to him that it is exercising its rights under this Clause 15.4 to terminate the employment and make Monthly Payments (as defined below) to the

Executive. The maximum number of Monthly Payments shall be 12 unless notice under Clause 1 has been given before the Company makes any election under this Clause 15.4, and the Executive has worked part of that notice period, in which case the maximum number of Monthly Payments shall be reduced accordingly to reflect the remaining period of notice. The Monthly Payments shall commence on the date such notice is given to the Executive or such date thereafter as the Company shall determine and the Executive's employment under this Agreement shall cease on that day (the "Commencement Date").

(ii)
Subject to adjustments as contemplated in Clause 15.4(iii) below each Monthly Payment shall be calculated by dividing the Executive's basic salary at the date notice is given by twelve and adding the Relevant Amount as defined in Clause 1.3.2. Each Monthly Payment shall then be paid on a monthly basis subject to such deductions as may be required by law and in accordance with Clause 15.4(vi) below.

(iii)	The Company may instead of paying the part of the Relevant Amount relating to benefits as referred to in 15.4(ii) continue the provision of those benefits which the Executive would otherwise have been entitled to receive during the period of the Monthly Payment. If the Company decides to continue the provision of the benefits, the Monthly Payment shall be reduced accordingly.

(iv)
On the termination of the Executive's employment under this Clause 15, the Executive's rights to receive shares or exercise rights in relation to (or calculated by reference to) shares under any relevant bonus or incentive scheme will be determined in accordance with the rules of the relevant scheme.

(v)
The Executive shall be under a duty, beginning on the Commencement Date, to use reasonable endeavours actively to seek a suitable alternative remunerated position (defined below) and shall also be required to keep the Company informed in relation to his search when reasonably requested.

(vi)	If the Executive obtains an alternative remunerated position during the period for payment of the Monthly Payments then:

(a)
each of the Monthly Payments still outstanding shall be reduced by the basic monthly remuneration to which the Executive is entitled, from the alternative remunerated position, and only the balance shall be due to the Executive;

(b)	any benefits provided by the Company (or their value paid in lieu as part of the Monthly Payments) which are provided by the alternative remunerated position (on an equivalent basis) shall cease;

(c)
for the purposes of calculating the amount of the deduction in respect of remuneration from the alternative remunerated position, any basic salary or fees shall be included, together with the value of any pension provided, but not any entitlement to bonus or the value of any equity or equity-based incentive arrangements. The value of any entitlement to pension shall be calculated as the amount which the new employer contributes to a pension scheme on the Executive's behalf (in the case of a defined benefit arrangement, being the long term contribution rate, ignoring any adjustment to reflect an overall deficit or surplus in the scheme).

(vii)
For the purposes of this Clause 15.4 "alternative remunerated position" shall mean any new position, whether under a contract of employment, consultancy arrangement, non executive appointment or otherwise, whereby the Executive is directly or indirectly remunerated.

(viii)
The Executive will not be entitled to receive any payment in addition to the Monthly Payments in respect of any holiday entitlement that would have accrued during the period for which the Monthly Payments are made, and will not accrue any entitlement to pension contributions or bonus during such period.

(ix)	The Company's determination as to the value of any benefit or entitlement for the purposes of this Clause 15.4, shall be binding on the parties in the absence of manifest error.

15.5	Any delay or forbearance by the Company In exercising any right of termination shall not constitute a waiver of it.

16.	Executive's Covenants

16.1
The Executive acknowledges that during the course of his employment with the Company he will receive and have access to confidential information of the Company and its Associated Companies (including without limitation those matters specified in Clause 13.3 of this Agreement) and he will also receive and have access to detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and accordingly he is willing to enter into the covenants described in this Clause 16 in order to provide the Company and its Associated Companies with what he considers to be reasonable protection for those interests.

16.2	In this Clause 16:

(a)
"Restricted Business" means the Business of the Company and its Associated Companies at the time of the termination of the Executive's employment with which the Executive was involved to a material extent at any time during the period of 12 (twelve) months ending on the Restriction Date and for the purposes of this Clause the term "Business" shall mean the research, development, marketing, sale or supply of pharmaceuticals for administration to humans;

(b)
"Restricted Customer" means any firm, company or other person who, at any time during the period of 12 (twelve) months ending on the Restriction Date, was a customer of or in the habit of dealing with the Company or any Associated Company and with whom the Executive dealt to a material extent or for whom or which the Executive was responsible on behalf of the Company or any Associated Company during that period and in respect of such customer material damage to the interests of the Company or any Associated Company could occur if such customer ceased or reduced its business with the Company or any Associated Company;

(c)
"Restricted Employee" means any person who, at the Restriction Date was employed by the Company or any Associated Company at a senior level and who could materially damage the interests of the Company or any Associated Company if he became employed in any business concern in competition with the Restricted Business and with whom the Executive worked closely or about whom the Executive obtained material detailed information, in either case at any time during the period of 12 (twelve) months ending on the Restriction Date; and

(d)	"Restriction Date" means the date of termination of this Agreement.

16.3
The Executive will not, for a period of 12 (twelve) months after the Restriction Date, solicit or endeavour to entice away from the Company or any Associated Company the business or custom of a Restricted Customer with a view to providing or receiving goods or services to or from that Restricted Customer in competition with any Restricted Business.

16.4
The Executive will not, for a period of 12 (twelve) months after the Restriction Date, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with any Restricted Business.

16.5
The Executive will not, for a period of 12 (twelve) months after the Restriction Date, in the course of any business concern which is in competition with any Restricted Business offer employment to or otherwise endeavour to entice away from the Company or any Associated Company any Restricted Employee.

16.6
The Executive will not, without the prior written consent of the Board, for a period of 6 (six) months after the Restriction Date, be engaged in or concerned in any capacity in any business concern which is or might reasonably be expected to be in competition with any Restricted Business. This Clause shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive's duties or work shall relate solely:

(a)	to geographical areas where the business concern is not in competition with the Restricted Business; or

(b)	to services or activities of a kind with which the Executive was not concerned to a material extent during the period of 12 (twelve) months ending on the Restriction Date.

16.7
The obligations imposed on the Executive by this Clause 16 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

16.8
The Executive hereby agrees that he will at the request and expense of the Company enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this Clause 16 (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period not exceeding 12 (twelve) months as such Associated Company may reasonably require for the protection of its legitimate business interests.

16.9
It is agreed between the parties that whilst the restrictions set out in this Clause 16 are considered fair and reasonable for the protection of the Company's business and trade secrets, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the period of time, geographical limits or ranges or activities set out in this Clause 16 it would not be void then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render this Clause 16 valid and enforceable.

17.	Change of Control

17.1	For the purposes of this Clause 17:

(a)	"Relevant Event" means either:

(i)	the termination by the Company of the Executive's employment (other than for cause in accordance with Clause 15 of this Agreement); or

(ii)	the Executive's resignation where such resignation is as a consequence of a repudiatory breach of contract by the Company and amounts to a constructive dismissal,

within the period of 12 (twelve) months following the date of a Change of Control.

(b)
Subject to Clause 17.6 below "Change of Control" means where any person either alone or together with any person acting in concert with him obtains control of the Company as defined in section 840 of the Income and Corporation Taxes Act 1988.

17.2	If a Relevant Event occurs the Company shall pay to the Executive within 14 (fourteen) days of that Relevant Event a sum equal to the aggregate of:

(a)	the value of his then current rate of basic salary for the period of 1 (one) year; and

(b)
an amount in lieu of annual bonus to be decided at the absolute discretion of the Remuneration Committee, as that committee was constituted immediately prior to the Change of Control, up to the maximum bonus, based on 150% achievement of group and personal objectives for the bonus year in which his employment terminates (based on the Executive's salary at the date on which his employment terminates); and

(c)	an amount in lieu of the Company's contributions to the Executive's pension scheme under Clause 6 of this Agreement for 1 (one) year; and

(d)	an amount in respect of the actual cost to the Company of the provision of the benefits due under Clauses 7 and 8 of this Agreement for 1 (one) year.

For the avoidance of doubt, as at the date of this Agreement, the maximum bonus which would be payable under Clause 17.2(b) is a maximum cash element of one hundred fifteen per cent (115%) and a maximum share element of sixty-five per cent (65%). Such limits may be amended by the Company from time to time.

17.3
Subject to any rights accrued at the date of termination of the Executive's employment under the provisions of any pension scheme of the Company, any payment by the Company pursuant to this Clause 17 shall be made in full and final settlement of all and any claims arising from or in connection with the Executive's employment or its termination or his office as Chief Executive Officer and its loss in each case in respect of the Company or any Associated Companies.

17.4	All payments to be made pursuant to this Clause 17 shall be paid less any necessary withholdings.

17.5	The Executive hereby agrees that he shall not, following a payment under this Clause 17, bring any claim before any court or employment tribunal relating to unfair dismissal.

17.6
This Clause shall not apply where in connection with a scheme of reconstruction or amalgamation or reorganisation of the Company and one or more of its Associated Companies the Executive refuses an offer of employment on terms identical in all material respects to those hereunder by the company which following such reconstruction or reorganisation replaces the Company or the relevant Associated Companies.

18.	Taxation

18.1	During the continuance of his employment the Executive may be required to work in the USA or such other jurisdiction as the Company may request from time to time (the "Foreign Jurisdiction").

18.2
The Company shall ensure that the Executive is covered by a tax equalisation programme so that, if for any reason the Executive is subject to tax (as a direct result of business duties) in the Foreign Jurisdiction in respect of his remuneration under this Agreement which is not creditable in the UK, then a reconciliation will be undertaken to ensure that, so far as practicable, the net tax position of the Executive is no worse than it would have been had he only been subject to UK tax in respect of such earnings.

18.3
Following the reconciliation exercise in accordance with Clause 18.2 the Executive shall repay to the Company any excess income benefits or the Company shall make any additional tax equalisation payments due to the Executive in the form of allowances as necessary. If appropriate, such payments shall be enhanced to allow for any further tax which may be due on them.

18.4
The Executive shall be required to consult PricewaterhouseCoopers or such other firm of professional advisers as the Company may request from time to time about his tax position in the Foreign Jurisdiction and the Company will bear the reasonable costs of such consultancy services as well as the cost of annual tax return preparation services in the UK and the Foreign Jurisdiction.

18.5
The Executive Is advised to take specialist tax advice regarding the tax treatment of personal income and capital gains and the cost of such advice will be covered by the Company under the provisions of this Clause 18. For the avoidance of doubt, this Clause 18.5 does not cover amounts payable for general tax planning and advice, the costs of which are payable by the Company in accordance with Clause 9.2.

19.	Disciplinary and Grievance Procedures

19.1	The Executive shall be expected to maintain the highest standard of integrity and behaviour. For the purpose of disciplinary and grievance procedures the Executive's supervisor is the Board.

19.2	If the Executive is not satisfied with any disciplinary decision taken in relation to him he may apply in writing within 14 (fourteen) days of that decision to the Board whose decision shall be final.

19.3	If the Executive has any grievance in relation to his employment he may raise it in writing with the Board whose decision shall be final.

20.	Directorship

The Executive shall not save at the request or with the consent of the Board:

(a)	voluntarily resign as a director of the Company;

(b)	do or fail to do anything which causes him to be prohibited by law from continuing to act as a director; or

(c)	voluntarily do or refrain from doing any act whereby his office as a director of the Company is or becomes liable to be vacated.

The removal of the Executive from office as a director of the Company or the failure of the Company in general meeting to re-elect the Executive as a director of the Company (if he shall be obliged to retire by rotation or otherwise pursuant to the Articles of Association) shall terminate the Executive's employment under this Agreement and such termination shall be without prejudice to any claim which the Executive may have for damages for breach of this Agreement provided that the Company was not entitled at the time of such removal or failure to re-elect to terminate his employment pursuant to Clause 15.1.

21.	Data Protection

The Executive consents to the Company or any Associated Company holding and processing both electronically and manually the data it collects which relates to the Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Executive also consents to the transfer of such personal information to other offices the Company may have or to an Associated Company or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with the Executive's employment where it is necessary or desirable for the Company to do so.

22.	Notices

22.1
Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by first class registered or recorded delivery pre-paid post (air mail if overseas) addressed to either the Company's registered office for the time being or the Executive's address as set out in this Agreement (or such other address as shall be notified to the Company in accordance with this Clause) as the case may be.

22.2
Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 (two) days after posting (6 (six) if sent by air mail) and in proving the time such notice was sent and shall be sufficient to show that the envelope containing it was properly addressed, stamped and posted. Any notice delivered personally shall be deemed to be received when delivered to the address provided for in Clause 22.1.

23.	Miscellaneous

23.1
The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract or of any other obligations legally binding upon him.

23.2
Any benefits provided by the Company to the Executive or his family which are not expressly referred to In this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

23.3
The Company shall be entitled at any time during the Executive's employment to make deductions from the Executive's salary or from any other sums due to the Executive from the Company or any Associated Company in respect of any overpayment of any kind made to the Executive or in respect of any debt or other sum due from him provided always that reasonable evidence of the validity of such deductions is provided to the Executive.

24.	Definitions and Interpretation

24.1	In this Agreement:

"Articles of Association"	means the Company's articles of association in force at the date hereof and from time to time thereafter;

"Associated Company"
means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meaning as in section 736 of the Companies Act 1985;

"Board"
means the board of directors for the time being of the Company including any duly appointed committee thereof or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding the Executive (as appropriate);

"Group"	means the Company and the Associated Companies; and

"Remuneration Committee"	means the remuneration committee of the Board from time to time.

24.2	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

24.3	References in this Agreement to Clauses are references to clauses in this Agreement.

24.4	Any reference in this Agreement to the employment of the Executive is a reference to his employment by the Company whether or not during the currency of this Agreement.

24.5	Any reference in this Agreement to a person shall where the context permits include a reference to a body corporate and to any unincorporated body of persons.

24.6
Any word in this Agreement which denotes the singular shall where the context permits include the plural and vice versa and any word in this Agreement which denotes the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa.

24.7	Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment of it.

24.8	This Agreement supersedes all previous agreements between the parties or any Associated Company relating to the employment of the Executive.

24.9	This Agreement is governed by and shall be construed in accordance with the laws of Jersey and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Jersey courts.

IN WITNESS whereof this Agreement has been executed as a deed by the parties hereto and is intended and hereby delivered as a deed on the date first above written.

Executed as a deed by	)
SHIRE LIMITED acting by a	)	/s/ Graham Hetherington
director and its secretary/	)	/s/ Tatjana May
two directors:

Executed as a deed by	)
ANGUS RUSSELL	)	/s/ A C Russell
in the presence of:	)

Signature of witnesses:	/s/ P.N. Anken

Name:	P.N. ANKEN

Address:	107 CADLEY ROAD
COLLINGBOURNE DUCIS
MARLBOROUGH SN8 3EA

Occupation:	SECRETARY